                                                                   EXHIBIT 3(a)

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
                  ---------------------------------------------

         THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (the "Agreement") is made as of this 25th day of May, 1995, by and among STIFEL, NICOLAUS & COMPANY, INCORPORATED, a Missouri corporation ("Seller"), CAPITAL WEST FINANCIAL CORPORATION, an Oklahoma corporation ("Purchaser"), and CAPITAL WEST SECURITIES, INC., an Oklahoma corporation and a wholly-owned subsidiary of Purchaser (the "Company").

                                    RECITALS
                                    --------

         WHEREAS, Seller, Purchaser and the Company are parties to that certain Asset Purchase Agreement (the "Prior Agreement") dated February 6, 1995;

         WHEREAS, Seller, Purchaser and the Company desire to make certain amendments to the Prior Agreement, as such Prior Agreement is amended and restated herein;

         WHEREAS, Seller desires to sell to Purchaser, the Purchased Assets (as defined below), and to assign to Purchaser the Assumed Liabilities (as defined below) and Assumed Obligations (as defined below), on the following terms and conditions; and

         WHEREAS, Purchaser desires to purchase from Seller the Purchased Assets and to assume the Assumed Liabilities and Assumed Obligations, on the following terms and conditions; and

         WHEREAS, as an inducement for the Seller to enter into the transactions contemplated by this Agreement, which provide the opportunity for the Company to begin operation of its business, the Company desires to make certain payments to, and enter into certain obligations with, the Seller.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions and agreement hereinafter expressed, the parties agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

         1.1 Assets to be Purchased. Subject to the terms and conditions hereof, on the Closing Date (as hereinafter defined), Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the assets (excluding those assets identified on Schedule 1.1(a) hereto) located at Seller's offices listed on Schedule 1.1(b) (the "Oklahoma Locations"), including furniture, fixtures and equipment, leasehold improvements, customer lists, operating files and other office supplies, which will be set forth on the Closing Asset Schedule (as hereinafter defined). The assets of Seller to be purchased by Purchaser hereunder are set forth on Schedule 1.1(c) attached hereto (the "Closing Asset Schedule") and are herein sometimes collectively called the "Purchased Assets". Notwithstanding the foregoing, the "Purchased Assets" will exclude all assets of Seller located at its office in Texarkana, Texas, which office Purchaser and the Company acknowledge will continue to be operated by Seller following the Closing, or at its offices located on the 19th floor of One Leadership Square in Oklahoma City and 39th Street and Classen Boulevard, in Oklahoma City which offices shall be closed by Seller on or about the Closing Date.

         1.2 Liabilities and Obligations to be Assumed. Subject to the terms and conditions hereof, as of the Closing Date, Seller agrees to assign and transfer to Purchaser and Purchaser, as part of the consideration of this Agreement, agrees to assume the following liabilities, and no others:

                 (a)     The liabilities of Seller listed and described on
         Schedule 1.2(a).

                 (b) The executory leases, contracts, underwriting agreements and other agreements or instruments to which Seller is a party which are listed and described on Schedule 1.2(b) hereto.

                 (c) Such other contracts, agreements, leases and purchase and sale commitments as are entered into by Seller between the date of this Agreement and the Closing Date in accordance with Section 4.1 hereof.

The liabilities referred to in Section 1.2(a) hereof are herein sometimes collectively called the "Assumed Liabilities". The obligations and instruments referred to in Sections 1.2(b) and (c) hereof are herein sometimes collectively called the "Assumed Obligations". Neither Purchaser, nor any affiliate of Purchaser, is assuming, becoming liable for, agreeing to discharge or in any manner becoming in any way responsible for any of the liabilities of Seller other than those expressly assumed herein.

         Notwithstanding the foregoing, if the assignment and transfer of any of the Assumed Obligations would cause a breach thereof and/or if any required consent to such assignment and transfer has not been obtained from the third party involved, then such obligation or instrument shall not be assigned and transferred, but Purchaser agrees that it shall enter into a sublease or subcontract, as the case may be, on the same terms as the original lease or contract, as the case may be, and, pursuant to such sublease or subcontract, shall make to Seller all payments required of Seller under such Assumed Obligations, and Seller shall in turn make such required payments to the applicable third party. All such subleases and subcontracts shall be in form and substance reasonably satisfactory to Purchaser and Seller, consistent with the foregoing sentence.

         1.3 Aggregate Consideration. The aggregate consideration (the "Aggregate Consideration") to be delivered to Seller on the Closing Date in exchange for the Purchased Assets, shall be:

         (a)     $150,000 in cash;

         (b) a $300,000 Senior Secured Note due on the second anniversary of the Closing Date (the "Short-Term Note"), substantially in the form as such Short-Term Note stands as of the date hereof, bearing interest at a rate of 10.0% per annum, obligating payment from Purchaser to Seller of equal installments of principal, together with all accrued interest, on the twelve-month anniversary of the Closing Date, the eighteen-month anniversary of the Closing Date and the two year anniversary of the Closing Date;

         (c) a $1,550,000 Senior Secured Note due on the five year anniversary of the Closing Date (the "Long-Term Note," together with the Short-Term Note, the "Notes"), substantially in the form as such Long-Term Note stands as of the date hereof, and bearing interest at a rate of 10.0% per annum, obligating payment from Purchaser to Seller of principal and interest semiannually, payable as follows:

                 (i) beginning on the twelve-month anniversary of the Closing Date and ending on and including the three year anniversary of the Closing Date the amount of 12b-1 fees (the 12b-1 fees from money fund balances only) earned by the Company over the previous six-month period less any amount of such fees paid to Seller pursuant to Section 1.3(f) below with respect to such period, shall first be applied to interest accrued to such date with any excess being applied to principal, and

                 (ii) beginning on the date six months after the three year anniversary of the Closing Date and ending on and including the five year anniversary of the Closing Date, the remaining principal due on the three year anniversary of the Closing Date to Seller shall be paid in four equal installments, together with all accrued interest;

         (d) warrants of Purchaser (the "Warrants") exercisable into Purchaser Common Stock (as hereinafter defined) representing a fully diluted ownership interest in Purchaser of 19.9% as of the Closing Date, which Warrants shall be exercised pursuant to a warrant agreement, dated the Closing Date, by and among the Purchaser and Seller, substantially in the form as such Warrant Agreement stands as of the date hereof (the "Warrant Agreement") and shall (i) carry an exercise price equal to the fair market value of such Purchaser Common Stock at the Closing Date and (ii) expire on the later of the five year anniversary of the Closing Date or 90 days after payment in full of all amounts owing under the Long-Term Note, provided that if Seller or Seller's parent, Stifel Financial Corp. ("Stifel Financial"), is acquired by a third party or merges with a third party where the third party is the surviving corporation, Purchaser shall have the right to purchase the Warrants at their then fair market value as determined by an appraisal;

         (e) payment (the "Municipal Payments") to Seller by the Company of a portion of gross revenues net of third party transaction-related expenses derived from the municipal finance, institutional sales and trading functions of the Company (collectively, the "Municipal Operations") for the period beginning on the Closing Date and ending on the third anniversary of the Closing Date calculated annually as follows:

                 (i) 0% of the first $500,000 of annual gross revenue net of third party transaction-related expenses of the Company derived from the Municipal Operations;

                 (ii) 15% of the next $750,000 of annual gross revenue net of third party transaction-related expenses of the Company derived from the Municipal Operations; plus

                 (iii) 25% of the annual gross revenue net of third party transaction-related expenses of the Company in excess of $1,250,000;

                 and such Municipal Payments for the 12-month period ending on the one year, two year and three year anniversary of the Closing Date shall be paid to Seller thirty days following each such anniversary;

         (f) 20% of the 12b-1 fees (the "Seller's 12b-1 Portion") earned by the Company for the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, and such Seller's 12b-1 Portion for the 12-month periods ending on the one year, two year and three year anniversary of the Closing Date shall be paid to Seller by the Company 30 days following each such anniversary;

         (g) monthly payments (the "Investment Executive Monthly Payments") to Seller from the Company, over the remaining terms of the notes payable to Seller set forth on Schedule 1.3(g) hereto (the "IE Notes") of certain investment executives set forth on
                 Schedule 1.3(g) hereto ("Scheduled Investment Executives"), in an amount equal to 5.0% of each such Scheduled Investment Executive's gross sales commission for the prior month, and such Investment Executive Monthly Payments shall be paid on or before the 15th day of each month with respect to each Scheduled Investment Executives' prior monthly gross sales commission. In the event an Investment Executive resigns from the Company or is terminated by the Company prior to the end of the term of the applicable IE Note, the Company shall notify Seller of any such departure within seven (7) business days of such departure and Seller shall have the right but not the obligation to pursue and collect any amounts due from such Investment Executive under the applicable IE Note. In the event Seller does not commence an action against such Investment Executive within 90 days of receiving notice from the Company, Seller shall assign all its right, title and interest in the applicable IE Note to the Company. Only to the extent of any net amount Seller may recover from the Investment Executive as a result of an action initiated pursuant to this paragraph, Seller shall repay to the Company any payments the Company has made to Seller pursuant to this paragraph with respect to such Investment Executive; provided, however, if Seller does not recover any amount from the Investment Executive, Seller shall not be obligated to repay any amounts provided for herein.

         1.4 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place on May 25, 1995 (the "Closing Date") at
9:00 A.M., effective as of the close of business on such date , at the offices of Bryan Cave in St. Louis, Missouri, or such other time, date and place as the parties may agree, provided that all conditions to the Closing have been satisfied or waived in writing. On the Closing Date, (1) Seller shall execute, as required in this Agreement, and deliver to Purchaser, all appropriate instruments of assignment, transfer and conveyance, such other documents as the Purchaser or its counsel shall reasonably request or as specified in Sections
6.5 and 6.7 of this Agreement, (2) each of the Company and Purchaser shall execute, as required in this Agreement, and deliver to Seller, all such documents as Seller or its counsel shall reasonably request or as specified in Sections 7.5, 7.6, 7.7. and 7.8.

         1.5 Due Diligence; Confidentiality. Seller shall cause the Company and Purchaser to have, and the Company and Purchaser shall have, access to Seller, during normal business hours, for the purpose of conducting a due diligence investigation, with respect to all of the lease files, contract files, data, records, financial records, and the other information, data and records of Seller pertaining to the Oklahoma Locations. Seller shall give all reasonable assistance and access to the Company and Purchaser and the Company's and Purchaser's representatives in conducting the due diligence investigation. The Company and Purchaser shall each hold, and shall each cause each of its representatives to hold, in strict confidence, all documents and information which it obtains (to the extent that such documents and information are not a matter of public record and except as may be required in the Company's applications for regulatory approvals). If the transactions contemplated herein are not consummated, such confidence shall be maintained, all original and copied documents shall be returned to Seller, the Company and Purchaser and Seller, the Company and Purchaser shall not use, or allow others to use, any information which it has obtained for any purposes.

         1.6 Allocation of Purchase Price. The Aggregate Consideration provided for herein shall be allocated as stated in Schedule 1.6. Schedule 1.6 shall be finalized and attached hereto within ten days after the Closing Asset
Schedule is approved by the Company.

         1.7 Seller's Payment to the Company. In exchange for Purchaser assuming the Assumed Liabilities as set forth on Schedule 1.2(a) hereto, Seller shall deliver to Purchaser on the Closing Date $228,557.35 in cash.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         Seller hereby makes the following representations and warranties with respect to the Purchased Assets, Assumed Liabilities and the Assumed Obligations, each of which is true and correct on the date hereof and will be true and correct on the Closing Date (except for changes in the ordinary course of business or as permitted or contemplated in this Agreement) and each of which shall survive the Closing Date and the transactions contemplated hereby to the extent set forth in Section 9.4 hereof.

         2.1 Corporate Existence and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Seller has the corporate power and authority to own and use its properties and to transact the business in which it is engaged, is duly licensed or qualified to do business as a foreign corporation and is in good standing in, and is duly registered as a broker-dealer in, the States of Missouri, Oklahoma and Texas.

         2.2 Approval of Agreement. The execution and delivery of this Agreement has been duly authorized and approved by the Board of Directors of Stifel Financial, and will be authorized and approved by the Board of Directors of Seller prior to Closing. Certified copies of the resolutions giving said authorization and approval will be delivered to the Purchaser at the Closing and said authorization and approval will not have been altered, amended or revoked. Pursuant to such authorization and approval, Seller will on the Closing Date have full power and authority to enter into this Agreement and all other documents contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement does, and when executed all other documents to be entered into by Seller pursuant hereto shall, constitute valid and binding agreements of Seller enforceable in accordance with their respective terms.

         2.3 Assumed Obligations. The Assumed Obligations are all valid and in full force and effect and Seller is not in default with respect to any material term or condition thereof, nor to the best of Seller's knowledge after reasonable inquiry has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder by Seller or would cause the acceleration of any obligation of Seller. Except as set forth on Schedule 2.3, no consent is necessary for the assignment of the Assumed Obligations to Purchaser. Schedule 2.3 shall be finalized and attached hereto within two weeks after the date hereof.

         2.4 Real and Personal Property - Leased to Seller. All real property leases of offices of Seller relating to the Oklahoma Locations to be assumed by Purchaser hereunder are set forth at Exhibit I. All office equipment, computer terminal, quotation delivery equipment and other equipment leases to be assumed by Purchaser hereunder are set forth at Exhibit II. The premises or property described in the leases set forth at Exhibits I and II are presently occupied or used by Seller as lessee under the terms of said leases. Seller has all right, title and interest of the lessee under the terms of said leases, free of all liens, claims or encumbrances and all such leases are valid and in full force and effect.

         2.5 Title and Transfer of Purchased Assets. Seller has good and marketable title to all the Purchased Assets, and, upon consummation of the transactions contemplated hereby, good and marketable title thereto shall be vested in the Purchaser free and clear of all taxes, liens and encumbrances. Except as set forth on Schedule 2.6 hereto, no consent is necessary to, and there exists no restriction on, the transfer of any of the Purchased Assets to Purchaser, and there exists no condition, restriction or reservation affecting the title to or utility of the Purchased Assets which would prevent Purchaser from occupying or utilizing the Purchased Assets, or any part thereof, to the same extent that Seller might continue to do so if the sale and transfer contemplated hereby did not take place.

         2.6 No Breach of Statute, Decree, Order or Contract. To the best of Seller's knowledge after reasonable inquiry, and except as set forth on
Schedule 2.6 hereto, the execution of this Agreement and the consummation of the transactions contemplated hereby has not and will not constitute or result in any default under or violation of, any applicable statute, law, ordinance, decree, order, rule or regulation of any governmental body, or the provisions of any franchise or license, or default under or violation of any provision of its articles of incorporation, by-laws, any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement to which Seller is a party or by which it is bound. No governmental permits or consents are necessary for Seller to effect the transactions contemplated hereby.

         2.7 Litigation. Except as set forth on Schedule 2.7 hereto, there is no suit, claim, action or proceeding now pending or to the best of Seller's knowledge after reasonable inquiry threatened before any court, administrative or regulatory body, or any governmental agency, to which Seller, in connection with its Oklahoma Locations, is a party which to the best of Seller's knowledge after reasonable inquiry could have any material adverse effect upon the Purchased Assets or Assumed Obligations. No such judgment, order or decree has been entered against Seller nor to the best of Seller's knowledge after reasonable inquiry has any such liability been incurred which has, or could have, such effect. There is no claim, action or proceeding now pending or to the best of Seller's knowledge after reasonable inquiry threatened before any court, administrative or regulatory body, or any governmental agency, which will, or could, prevent the consummation of the transactions contemplated by this Agreement.

         2.8 Broker's Fees. Except for First Albany Corporation, whose fees will be paid by Seller, Seller has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions for which the Purchaser is or will be liable with respect to the transactions contemplated by this Agreement.

         2.9 Employees at Oklahoma Locations. There are, except as disclosed on Schedule 2.9, no collective bargaining, bonus, profit sharing, compensation or other plans, agreements, trusts, funds or arrangements maintained by Seller for the benefit of the employees at the Oklahoma Locations. Except as set forth on Schedule 2.7, there is no action or proceeding now pending or to the best of the knowledge of Seller after reasonable inquiry threatened before any agency or regulatory body against any employee at any Oklahoma Location.

         2.10    Environmental Matters.

         (a) As used in this Agreement, "Environmental Laws" means all material local, state and federal environmental, health and safety laws and regulations in Oklahoma, including, without limitation, the Federal Resource Conservation Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Occupational Safety and Health Act.

         (b) To the best of Seller's knowledge after reasonable inquiry, neither the conduct nor operation of Seller nor any condition of any property owned or leased violates Environmental Laws in any material respect and no condition or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) Seller to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Seller has not received any notice from any person or entity that Seller or the operation of any facilities or any property owned were or are in violation of any Environmental Laws or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

         2.11 Federal Americans with Disability Act. To the best of Seller's knowledge after reasonable inquiry, the Seller is in substantial compliance with the Federal Americans with Disability Act and has not received notice that it is in violation of the Federal Americans with Disability Act.

         2.12  Certain Financial Representations.

         (a) The average monthly commissionable revenue as shown on the internal operating statements on the books of the Seller with respect to the Oklahoma Locations was in excess of $798,000 for the three months ended December 31, 1994.

         (b) The average monthly "Fixed and Controllable" expenses (as generally set forth on Schedule 2.12(b) hereto) as shown on Seller's internal operating statements (excluding professional fees and errors) on the books of the Seller with respect to the Oklahoma Locations did not exceed $320,000 for the three months ended December 31, 1994.


                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PURCHASER
           -----------------------------------------------------------

         Each of the Company and Purchaser hereby makes the following representations and warranties, each of which is true and correct on the date hereof and will be true and correct on the Closing Date (except for changes in the ordinary course of business or as permitted or contemplated in this Agreement) and each of which shall survive the Closing Date and the sale contemplated hereby to the extent set forth in Section 9.4 hereof.

         3.1 Corporate Existence of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. The Company has the corporate power and authority to own and use its properties and to transact the business in which it is engaged, is duly licensed and qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on
Schedule 3.1, and is not required to be licensed or qualified to do business in any other jurisdiction.

         3.2 Corporate Existence of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has the corporate power and authority to own and use its properties and to transact the business in which it is engaged, is duly licensed and qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on Schedule 3.2, and is not required to be licensed or qualified to do business in any other jurisdiction.

         3.3 Approval of Agreement. The execution and delivery of this Agreement has been duly authorized and approved by the Board of Directors of the Company and the Board of Directors of Purchaser. Certified copies of the resolutions giving said authorization and approval by the Company and Purchaser will be delivered to Seller at the Closing and said authorization and approval has not been altered, amended or revoked. Pursuant to such authorization and approval, each of the Company and Purchaser has full power and authority to enter into this Agreement and all other documents contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement does, and when executed all other documents to be entered into by the Company and/or Purchaser pursuant hereto shall, constitute the valid and binding agreements of such the Company and/or Purchaser, respectively, enforceable in accordance with their respective terms.

         3.4 No Breach of Statute, Decree, Order or Contract. Neither the Company nor Purchaser is in default under or in violation of, any applicable statute, law, ordinance, decree, order, rule, or regulation of any governmental body, or the provisions of any franchise or license, or in default under, or in violation of, any provision of its articles of incorporation, by-laws, any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement to which it is a party or by which it is bound which may result in a material adverse effect on the business or condition, financial or otherwise, of the Company or Purchaser; and the execution of this Agreement and the consummation of transactions contemplated hereby has not and, to the best of the Company's and Purchaser's knowledge after reasonable inquiry, will not constitute or result in any such default, breach or violation or in the creation of any lien, charge or encumbrance upon any of the assets of the Company or Purchaser. Except as set forth on Schedule 3.4, no governmental permits or consents are necessary for the Company or Purchaser to effect the transactions contemplated hereby.

         3.5     Capitalization and Net Worth of the Company and Purchaser.

         (a) The entire authorized capital stock of the Company consists of 3,000,000 shares of common stock, $.01 par value per share (the "Company Common Stock") and 2,000,000 shares of preferred stock, $.01 par value per share (the "Company Preferred Stock"). As of the Closing Date, there will be issued and outstanding 100 shares of the Company Common Stock all of which will have been duly authorized, validly issued, fully paid and non-assessable prior to the Closing. There are no presently issued or outstanding shares of the Company Preferred Stock nor will there be as of the Closing Date. Except as set forth on Schedule 3.5 hereto, there are no outstanding warrants, options, contracts, calls, or other rights of any kind with regard to any authorized and unissued, or issued but not outstanding, shares of the Company Common Stock or the Company Preferred Stock.

         (b) The entire authorized capital stock of Purchaser consists of 3,000,000 shares of common stock, $.01 par value per share (the "Purchaser Common Stock") and 2,000,000 shares of preferred stock, $.01 par value per share (the "Purchaser Preferred Stock"). As of the Closing Date, there will be issued and outstanding 500,000 shares of Purchaser Common Stock all of which will have been duly authorized, validly issued, fully paid and non-assessable prior to the Closing. The shares of Purchaser Common Stock to be issued to Seller pursuant to the Warrants will when issued be duly authorized, validly issued, fully paid and non-assessable. There are no presently issued or outstanding shares of Purchaser Preferred Stock nor will there be as of the Closing Date. As of the Closing Date, Purchaser and the Company will have a consolidated net worth in excess of $450,000. Except as set forth on
Schedule 3.5 hereto, there are no outstanding warrants, options, contracts, calls, or other rights of any kind with regard to any authorized and unissued, or issued but not outstanding, shares of Purchaser Common Stock or Purchaser Preferred Stock.

         3.6 Litigation. Except as set forth on Schedule 3.6 hereto, there is no suit, claim, action or proceeding now pending or to the best of the Company's and Purchaser's knowledge after reasonable inquiry threatened before any court, administrative or regulatory body, or any governmental agency, to which the Company or Purchaser is a party which to the best of the Company's and Purchaser's knowledge after reasonable inquiry could have any material adverse affect upon the assets of the Company or Purchaser or upon the business or condition, financial or otherwise, of the Company or Purchaser. No such judgment, order or decree has been entered against the Company or Purchaser nor to the best of the Company's and Purchaser's knowledge after reasonable inquiry has any such liability been incurred which has, or could have, such affect. There is no claim, action or proceeding now pending or to the best of the Company's and Purchaser's knowledge after reasonable inquiry threatened before any court, administrative or regulatory body, or any governmental agency, which will, or could, prevent the consummation of the transactions contemplated by this Agreement.

         3.7 Broker's Fees. Neither the Company nor Purchaser has retained any broker, finder or agent or agreed to pay any brokerage fees, finder's fees or commissions for which Seller is or will be liable with respect to the transactions contemplated by this Agreement.


                                   ARTICLE IV
                               CONDUCT OF BUSINESS
                               -------------------

         Seller covenants and agrees with the Purchaser that, from and after the date of this Agreement and until the Closing Date, Seller will conduct its business as operated at the Oklahoma Locations subject to the following provisions and limitations:

         4.1 Operation of Business. Without the prior written consent of the Purchaser, and except as contemplated or permitted by this Agreement, and except for any transaction not relating to any of the Purchased Assets, Assumed Liabilities or Assumed Obligations, Seller will not:

         (a) Enter into any contract or commitment or engage in any transaction which is not in the usual and ordinary course of business or which is inconsistent with past practices.

         (b) Perform any act, or attempt to do any act, or permit any act or omission to act, which will cause a breach of any Assumed Obligations.

         (c) Remove any material assets of Seller located at the Oklahoma Locations unless otherwise permitted by this Agreement.

         4.2 Preservation of Business. With respect to the Oklahoma Locations, Seller shall carry on its business diligently and substantially in the same manner as heretofore conducted and shall use reasonable efforts to keep its business organization intact, including its present employees and present relationships with customers and others having business relations with it; provided that, it shall not be a violation hereof or a condition hereto, if (despite such reasonable efforts) such business organization and such customer relationships do not remain in whole or in any part intact.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS
                              ---------------------

         5.1     Covenants Not To Compete.

         (a) As an inducement to the Purchaser and Company to enter into this Agreement, and in consideration of the promises and representations of the Purchaser and Company under this Agreement, Seller covenants and agrees that for a period of three years following the Closing Date, neither it nor its affiliates, successors or assigns will, nor will any of them have any material interest, directly or indirectly, in any other person, firm or corporation, or other entity, other than the Company and/or Purchaser, which will, (i) solicit municipal finance underwriting in the State of Oklahoma, (ii) open retail brokerage offices in the State of Oklahoma, (iii) actively recruit or hire Seller's employees who become employed by the Purchaser or Company on the Closing Date without the written consent of the Purchaser or Company, as the case may be or (iv) solicit former retail customers of Seller on the books of the Oklahoma Locations, except to the extent that such retail customer is also on the books of any office of Seller which is not an Oklahoma Location. Seller specifically acknowledges and agrees that the foregoing covenants are commercially reasonable and reasonably necessary to protect the interests of the Purchaser and Company.

         (b) As an inducement to Seller to enter into this Agreement, and in consideration of the promises and representations of Seller under this Agreement, each of the Company and Purchaser covenants and agrees that for a period of three years following the Closing Date, neither it nor its affiliates, successors or assigns will, nor will any of them have any material interest, directly or indirectly, in any other person, firm, corporation or other entity, other than the Seller, which will, (i) solicit municipal finance underwriting in the State of Missouri, (ii) open retail brokerage offices in the State of Missouri or (iii) actively recruit, hire or contract with Seller's employees without the written consent of Seller. Each of the Company and Purchaser specifically acknowledges and agrees that the foregoing covenants are commercially reasonable and reasonably necessary to protect the interests of Seller.

         (c) The covenants contained in paragraphs (a) and (b) above shall be deemed to be a series of separate covenants (each a "Separate Covenant"). If any court or tribunal of competent jurisdiction shall refuse to enforce one or more of the Separate Covenants because, taken together, they are more extensive than is deemed to be reasonable or because the time limit applicable thereto is deemed to be unreasonable, it is expressly understood and agreed that such Separate Covenant or Separate Covenants shall not be void but that for the purpose of such proceeding the restriction contained therein or time limitation shall be deemed to reduced to the extent necessary to permit the enforcement of such Separate Covenant or Separate Covenants. Furthermore, to the extent any Separate Covenant is found to be unenforceable, the remaining Separate Covenants shall be severable and enforceable in accordance with their terms.

         (d) Each of the Company, Purchaser and Seller hereby acknowledge that the business of the other is unique and that each of the Company and Purchaser and their respective successors and assigns and each of Seller and its respective successors and assigns will suffer irreparable and continuing harm to the extent that the foregoing covenants set forth in paragraphs (a) and
(b) above, respectively, are breached and that legal remedies would be inadequate in the event of any such breach.

         (e) Nothing contained herein shall restrict Seller from owning 2% or less of the corporate securities of any entity in competition with the Company and/or Purchaser or the Company and/or Purchaser from collectively owning 2% or less of the corporate securities of any entity in competition with the Seller, which ownership would otherwise be a violation of paragraphs (a) and (b) above, if such securities are listed on any national securities exchange or authorized for quotation on the Automated Quotations System of the NASD, and if such entity has no other connection or relationship, direct or indirect, with the issuer of such securities.

         5.2 Advances Receivable. The Company acknowledges that Seller expects and is entitled to repayment of advances receivable from James Barnes, Larry Edzards, David Jensen, Walter Johnson, James McIntyre and Gary Tillman (collectively, the "Institutional Salesmen") in accordance with the original terms of their compensation agreements set forth at Exhibit V (the "Institutional Salesmen Agreements"). The Company agrees that it shall remit to Seller any net amounts due, after withholding taxes, derived from any commissions earned and payable to the Institutional Salesmen but owed by the Institutional Salesmen pursuant to the Institutional Salesmen Agreements with respect to all periods up to and including December 31, 1995. Seller agrees that such amounts received from the Company shall be deducted from the amounts owed by the Institutional Salesmen pursuant to the applicable Institutional Salesmen Agreement. In the event any of the Institutional Salesmen resign or the Company or Purchaser terminates the employment of any of the Institutional Salesmen for "just cause" (as defined in the Institutional Salesmen Agreements) prior to December 31, 1995, Seller shall have the right to pursue and collect all amounts owed by such Institutional Salesman pursuant to the applicable Institutional Salesmen Agreement. Seller agrees to indemnify and hold harmless the Company for any claims from the Institutional Salesmen for the Company's acts pursuant to and in accordance with Section 5.2, and notwithstanding anything to the contrary contained in this Agreement such indemnification is not subject to any limitations contained herein.

         5.3. Clearing Services. Seller hereby agrees to provide securities clearing services to the Company, on a fully disclosed basis, subject to an agreement (the "Clearing Agreement"), which shall be entered into by Seller and the Company, dated as of the Closing Date, substantially in the form as such Clearing Agreement stands as of the date hereof, and cancelable by either party subject to the terms of that contract.

         5.4     Right to Review Records.

         (a) The Company, Purchaser and Seller each hereby agree that it shall provide the others, at all reasonable times, with full access to all records relating to activities occurring on or prior to the Closing Date with respect to the Oklahoma Locations and in its possession and/or control or its respective affiliates or representatives (the "Pre-Closing Records"), and each of the Company, Purchaser and Seller agree to furnish to the others any information in respect of such Pre-Closing Records as any of them may from time to time request. Each of the Company, Purchaser and Seller agree to provide the others with any copies of such Pre-Closing Records as may be requested by any of them and such copies shall be at the expense of the requesting party. Each of the Company, the Purchaser and Seller agree that, in the event that it desires to dispose of any of such Pre-Closing Records, it shall notify the others of such intention and, if so requested by any of the others, deliver such Pre-Closing Records to the other.

         (b) The Company and the Purchaser each hereby agrees that in order to allow Seller to verify the proper payment to Seller of advance receivables in accordance with Section 5.2 herein, of payment of principal and interest pursuant to the Long-Term Note and of Municipal Payments, Seller's 12b-1 Portion and Investment Executive Monthly Payments in accordance with Sections 1.3(e), 1.3(f) and 1.3(g) herein, Seller shall have the right to inspect, and obtain copies of, at Seller's expense, all records of the Company and the Purchaser created after the Closing Date (the "Post-Closing Records") upon the receipt by the Company and/or Purchaser of written notice at least 30 days prior to such inspection; provided, however, that so long as the Company and the Purchaser are not in breach of any of their respective obligations with respect to such payments, Seller may only inspect the Post-Closing Records once during each of the Company's or the Purchaser's fiscal quarters, as the case may be. Notwithstanding the foregoing limitations, Seller shall be provided access to, and copies of, such Post-Closing Records as set forth in
Section 5.7.

         5.5 Belle Isle Real Property Lease. Purchaser hereby agrees that it shall enter into a five year real property lease, dated as of the Closing Date, substantially in the form as such lease stands as of the date hereof, covering the real property on which the Belle Isle office is located (the "Belle Isle Real Property Lease"). Purchaser and Seller hereby agree that the Belle Isle Real Property Lease shall (i) have a base monthly rent of $3,500 and
(ii) have an option to purchase the property covered by such Belle Isle Real Property Lease, during the term of such Belle Isle Real Property Lease, at a price to be determined by a fair market appraisal, provided, however, that the purchase price of such option (the "Option Price") shall be no more than $460,000 and no less than $405,000 and any prior lease payments will not be applied to such Option Price.

         5.6 Cooperation. Each of the Company and Purchaser agrees that, notwithstanding any limitations set forth in Section 5.4(b), (a) it shall, and shall use its best efforts to cause its affiliates, officers, directors and employees to, cooperate with Seller or, at Seller's request, with any of its present or former affiliates, officers, directors or employees (each a "Seller Party") in connection with any and all matters related to, arising out of, or resulting from the Seller Party's relationship to the Oklahoma Locations, including, without limitation, any and all threatened, pending, contemplated or completed civil, criminal, administrative or investigative actions, suits, proceedings or other controversies (whether or not initiated prior to or after the Closing Date) relating thereto (collectively, the "Oklahoma Litigation") and (b) neither it, nor any of its affiliates, officers, directors nor employees, shall do anything that is contrary to the best interests of, nor say anything untrue about, a Seller Party in connection with any Oklahoma Litigation. For purposes of the foregoing sentence, each of the Company and Purchaser agree that its cooperation with Seller or, at Seller's request, with any Seller Party in connection with any Oklahoma Litigation in which it is involved, shall include, without limitation, each of the Company and Purchaser
(i) providing Seller with notice of any proposed testimony by the Company, Purchaser or any of their respective affiliates, officers, directors or employees (each a "Witness") immediately upon the receipt of notice by the Witness of any request or requirement to do so, (ii) permitting Seller or, at Seller's request, any Seller Party, to contact and interview each of the Company's and Purchaser's affiliates, officers, directors or employees with respect to matters referring or pertaining, directly or indirectly, to Oklahoma Litigation generally and both prior to and after any such testimony, (iii) requesting and providing Seller or, at Seller's request, any Seller Party, with a copy of any and all available transcripts of any testimony of any Witness,
(iv) permitting Seller or, at Seller's request, any Seller Party, to review in advance, and providing a copy of any written statement of the Witness,
(v) providing Seller or, at Seller's request, any Seller Party, in advance with full access, at all reasonable times, to any and all documents which the Company, Purchaser or any of their respective affiliates, officers, directors or employees possess and/or control which refer or pertain, directly or indirectly, to any Oklahoma Litigation and (vi) voluntarily providing testimony, upon request by Seller, at any hearing, trial, arbitration or other proceeding with respect to matters referring or pertaining, directly or indirectly, to Oklahoma Litigation. Any out-of-pocket expenses incurred in connection with actions taken by the Company or Purchaser pursuant to and in accordance with this Section 5.6 shall be reimbursed to the Company or Purchaser, as the case may be, by Seller.

         5.7 Best Efforts. The Company agrees to properly prepare and submit an application for a Broker-Dealer license with the Securities and Exchange Commission and the NASD within ten business days of the date hereof and to take all reasonable action necessary to have such application approved on a timely basis.

         5.8 Board of Directors. The Company agrees that so long as there are any amounts outstanding under the Short-Term Note or the Long-Term Note, or so long as the Warrants are outstanding, whichever period is longer, Seller shall have the right to have one director on the Board of Directors of the Company which has been designated by Seller. Purchaser agrees that so long as there are any amounts outstanding under the Short-Term Note or the Long-Term Note, or so long as the Warrants are outstanding, whichever period is longer, Seller shall have the right to have one director on the Board of Directors of Purchaser which has been designated by Seller.

         5.9 Transactions in Progress. Attached hereto as Schedule 5.9 is a list of all investment banking transactions in progress with respect to the Oklahoma Locations. The Company shall perform such services and take such other actions as are, in its judgment, necessary to complete such transactions. The Company hereby agrees that with respect to each transaction on such
Schedule 5.9 it will remit to Seller a percentage, equal to the percentage completion for such transaction listed on Schedule 5.9, of any fees or other revenues received with respect to such transaction.

         5.10 Institutional Finance Business. It is the intent of both the Company and Seller that each shall use commercially reasonable efforts to work with each other with respect to sales to institutional buyers in connection with municipal finance business generated by either the Company or Seller following the Closing Date; provided, however, this paragraph does not and shall not be deemed to create an obligation on the part of either the Company or Seller.

         5.11 Remarketing Transactions. Seller agrees to use its best efforts to assist the Company in connection with the assumption of any remarketing agreements effective on the Closing Date. In connection therewith, Seller agrees, where possible, to assign such remarketing agreements to the Company. Where assignment is not possible, Seller agrees to use the Company as a sub-agent with respect to such remarketing agreements. Where neither assignment nor sub-agency is possible, Seller agrees to transact the remarketing and to remit all fees earned with respect to such remarketing to the Company and the Company hereby agrees to provide Seller with any assistance necessary in connection with transacting the remarketing.

         5.12. Operating Covenants.

         (a) So long as any amount under either the Short-Term Note or the Long-Term Note shall remain unpaid, the Company will, unless the Seller shall otherwise consent in writing:

                 (i) Compliance with Laws. Etc. Comply in all material respects with all applicable laws, rules, regulations and orders.

                 (ii) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or its property; provided, however, that the Company shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

                 (iii) Maintenance of Insurance. Maintain insurance with insurance companies or associations, which the Company reasonably believes to be responsible and reputable, in such amounts and covering such risks as the Company shall reasonably believe to be adequate in light of the businesses the Company conducts and the properties the Company operates.

                 (iv) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises, including without limitation its Broker-Dealer licenses with all applicable regulatory authorities.

                 (v) Keeping of Books. Keep accurate and complete books of record and account in accordance with United States generally accepted accounting principles and industry regulatory requirements in effect from time to time.

                 (vi) Maintenance of Properties, Etc. Maintain and preserve its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                 (vii)   Reporting Requirements.  Furnish to the Seller:

                         (A) as soon as available and in any event concurrently
                 with the filing of such reports with the applicable regulatory authorities, a copy of the monthly and quarterly FOCUS reports of the Company filed with the applicable regulatory authorities, certified by the chief executive officer and chief financial officer of the Company; provided, however, the first report shall be due with respect to the month ended June, 1995;

                         (B) as soon as available and in any event concurrently
                 with the filing of such reports with the applicable regulatory authorities, a copy of the annual audited FOCUS reports of the Company, certified by the Company's independent public accountants and accompanied by their report of their audit thereof;

                         (C) as soon as possible and in any event within five
                 days after the occurrence of any Event of Default (as defined in the Notes) and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief executive officer of the Company setting forth details of such Event of Default or event and the action which the Company has taken and proposes to take with respect thereto; and

                         (D) upon an occurrence and during the continuance of
                 an Event of Default, or an event which, with the giving of notice or the passage of time or both would become an Event of

                 Default, such other information supplied or required to be supplied to the lenders under the terms of any credit agreement to which the Purchaser or the Company is a party or any other Indebtedness (as defined in the Notes) of the Purchaser or the Company.

         (b) So long as any amount under the either the Short-Term Note or Long-Term Note shall remain unpaid, the Company will not, without the written consent of the Seller:

                 (i) Liens. Directly or indirectly, create, incur, assume or permit to exist any Lien (as defined in the Notes) on or with respect to any fixed assets or personal property of the Company, whether now owned or hereafter acquired, or any income therefrom or rights in respect thereof; provided that, the Company shall be entitled to grant liens on the related securities inventories or customer receivables in connection with temporary advances of capital to it in the ordinary course of business as part of its participation in underwriting syndicates.

                 (ii) Indebtedness. Directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain liable with respect to, any Indebtedness, whether secured or unsecured, other than obligations to the Seller incurred in the Company's day-to-day operations pursuant to the Clearing Agreement; provided that, the Company shall be entitled to incur short-term indebtedness to cover temporary advances of capital to it in the ordinary course of business as part of its participation in underwriting syndicates.

                 (iii) Prepayment of Indebtedness. Prepay or otherwise reduce any Indebtedness, prior to 30 days before its originally stated maturity, or become obligated to do so by amending the terms or otherwise.

                 (iv)    Restricted Payments.

                         (A) Purchase, redeem or otherwise acquire for value or
                 retire any shares of any class of capital stock of the Company or any Affiliate (as defined in the Notes) or any warrants, rights or other options to acquire any such shares, now or hereafter outstanding; provided, however, that the Company may make payments required pursuant to the terms of this Agreement, the Ancillary Documents (as hereinafter defined) and all other documents contemplated by this Agreement (collectively, the "Related Agreements");

                         (B) Pay aggregate compensation and benefits on a consolidated basis with Purchaser, including related payroll taxes (the "Total Compensation"), such that the percentage (the "Compensation Percentage") of Total Compensation to gross revenues of the Company and the Purchaser, on a consolidated basis, for any month does not exceed 80% and with respect to any consecutive six-month period the average of the Compensation Percentage for any three months within such consecutive six-month period does not exceed 75%.

                 (v)     Dividends.       Enter any agreement restricting its
         ability to declare, pay or make, or agree to declare pay or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company.

                 (vi) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) a material portion of its assets (whether now owned or hereafter acquired) to any person or entity other than Purchaser; provided, however, the Company may merge or consolidate with any person if the Company is the surviving entity, such merger or consolidation does not constitute a Change of Control (as defined in the Notes), and the Company continues to be wholly-owned subsidiary of Purchaser.

                 (vii) Affiliated Transactions. Enter, directly or indirectly, into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company, other than any transaction or series of transactions expressly contemplated by or referred to in the Related Agreements, unless (A) the board of directors of the Company determines that such transaction or series of transactions is or are on terms that are no less favorable to the Company than those that could have been obtained at the time of such transaction or transactions in a comparable transaction in arm's-length dealings with an unaffiliated third party,
         (B) the Company delivers a certificate of an officer to the Seller certifying that such transaction or transactions complies with clause
         (A) above, and provides the Seller with such information in respect of such transaction as such Seller may reasonably request and (C) the transaction or series of transactions with an Affiliate of the Company involves aggregate payments below $10,000; provided, however, if at any one time, the Company has entered into a transaction, series of related transactions or multiple transactions with any number of Affiliates of the Company so that the aggregate amount of money involved in all transactions with Affiliates exceeds $50,000, the Company must obtain the prior written consent of Seller prior to entering into any additional or new transaction(s) or extension(s), renewal(s) or modification(s) of any existing transaction(s) without regard to the amount of payments involved.

                 (viii) Charter Amendments. Amend its certificate of incorporation or bylaws, if such amendment may be adverse to the Seller.

                 (ix) Partnerships. Become a general partner in any general or limited partnership.

                 (x) Subsidiaries. Organize or acquire any Subsidiary or make any equity investment in any other person or entity.

         5.13 Equipment Subleases. Purchaser hereby agrees that is shall enter into sublease(s) (the "Equipment Subleases"), dated as of the Closing Date, substantially in the form such Equipment Subleases stand as of the date hereof, covering the equipment set forth on Exhibit VI. Such Equipment Subleases shall be on substantially similar terms as the original lease and, pursuant to such sublease, Purchaser shall make to Seller all payments required of Seller under such original lease, and Seller shall in turn make such required payments to the applicable third party.

         5.14 Best Efforts Regarding Investment Executives. So long as the Company desires, Seller agrees to use its best efforts to cause the Scheduled Investment Executives to remain as employees of the Company over the remaining term of their respective IE Notes.

         5.15 The Company to Remain Subsidiary. For a period of three and one-half years from the Closing Date or so long as the Warrants are outstanding, whichever period is longer, unless otherwise agreed to in writing by Seller, Purchaser and the Company agree that (i) the Company will remain as a wholly-owned subsidiary of Purchaser and (ii) each of the Company and the Purchaser will not sell, transfer or assign a material portion of its assets except for a sale transfer or assignment between the Company and Purchaser.


                                   ARTICLE VI
                      CONDITIONS TO PURCHASER'S OBLIGATIONS
                      -------------------------------------

         The obligations of the Purchaser to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of the Purchaser to waive any one or more of such conditions:

         6.1 Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement and in the certificates and papers to be delivered to the Purchaser pursuant hereto and in connection herewith shall be true and correct in all material respects on the date hereof and on the Closing Date (except for changes specifically permitted or contemplated hereunder) as though such representations and warranties were made on the Closing Date.

         6.2 Performance of this Agreement. Seller shall have duly performed or complied with substantially all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

         6.3 Certificate of Seller. The Purchaser shall have received a certificate signed by the President or any Vice-President of Seller dated as of the Closing Date and subject to no qualification certifying that the conditions set forth in Sections 6.1 and 6.2 hereof have been fully satisfied. Such certificate shall be deemed a representation and warranty of Seller under this Agreement.

         6.4 No Lawsuits. No suit, action or other proceeding or investigation shall be pending before or by any court or governmental agency concerning this Agreement or the consummation of the transactions contemplated hereby.

         6.5 Documents. The Purchaser shall receive from Seller on the Closing Date:

                 (a) Appropriate documents conveying to the Purchaser good and marketable title to the Purchased Assets (except as otherwise herein contemplated or disclosed).

                 (b) Assignments of the Assumed Obligations being assumed by the Purchaser pursuant to the provisions of Section l.2 hereof, with related consents, if any are so required (except as otherwise herein contemplated or disclosed).

                 (c) the Purchaser shall have received, on and as of the Closing Date, an opinion of counsel to Seller, dated the Closing Date, substantially to the effect that:

                         (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri;

                         (ii) The execution, delivery and performance of this Agreement, the Clearing Agreement, the Belle Isle Real Property Lease and the Equipment Subleases by Seller has been duly authorized by the Board of Directors of Seller;

                         (iii) Each of this Agreement, the Clearing Agreement, the Belle Isle Real Property Lease and the Equipment Subleases has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except with respect to
                 Section 5.1 of this Agreement and except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principals of equity;

         and such opinion shall be subject to customary limitations, and may be based on opinions of local counsel to the extent such counsel is not admitted to practice in a jurisdiction relevant to such opinion, provided such opinion of local counsel is delivered to the Purchaser.

         6.6 Broker-Dealer License. The Company's applications for a broker-dealer license filed with the Securities and Exchange Commission and the NASD shall have been approved.

         6.7 Ancillary Documents. Seller shall have executed and delivered to the Purchaser, the Pledge Agreement (as hereinafter defined), the Warrant Agreement, the Clearing Agreement, the Belle Isle Real Property Lease and the Equipment Subleases and each sublease and each subcontract to be entered into between Purchaser and Seller.


                                   ARTICLE VII
                       CONDITIONS TO SELLER'S OBLIGATIONS
                       ----------------------------------

         The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller to waive any one or more of such conditions:

         7.l     Representations and Warranties of the Company and Purchaser.
The representations and warranties of each of the Company and Purchaser contained in this Agreement and in the certificates and papers delivered or to be delivered to Seller pursuant hereto and in connection herewith shall be true and correct in all material respects on the date hereof and on the Closing Date

(except for changes specifically permitted hereunder) as though such representations and warranties were made on the Closing Date.

         7.2 Performance of this Agreement. The Company and Purchaser shall each have duly performed or complied with substantially all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

         7.3 Certificate of the Purchaser. Seller shall have received a certificate signed by the President or any Vice President of the Purchaser dated as of the Closing Date and subject to no qualification certifying that the conditions set forth in Sections 7.1 and 7.2 hereof have been fully satisfied. Such certificate shall be deemed a representation and warranty of the Purchaser hereunder.

         7.4 No Lawsuits. No suit, action or other proceeding or investigation shall be pending before or by any court or governmental agency concerning this Agreement or the consummation of the transactions contemplated hereby.

         7.5 Delivery of Aggregate Consideration and Assumption of Liabilities and Obligations. Seller shall receive from the Company and Purchaser on the Closing Date the Aggregate Consideration provided for in Section l.3(a) hereof and appropriate documents assuming the Assumed Obligation and Assumed Liabilities, as provided in Section 1.2 hereof.

         7.6 Pledge of Stock. The Purchaser, the sole shareholder of the Company, shall have entered into a pledge agreement (the "Pledge Agreement"), dated as of the Closing Date, substantially in the form as such Pledge Agreement stands as of the date hereof, whereby Purchaser shall pledge all its right, title and interest in the Company to Seller as security for the Short-Term Note, the Long-Term Note, the Warrant Agreement and any and all subleases and subcontracts entered into between the Purchaser and Seller for so long as such Short-Term Note, Long-Term Note, Warrant Agreement, subleases and subcontracts remain outstanding.

         7.7 Security Agreement. The Purchaser shall have entered into a security agreement (the "Security Agreement"), dated as of the Closing Date, substantially in the form as such Security Agreement stands as of the date hereof, whereby Purchaser shall grant to Seller a continuing security interest in and to all of Purchaser's tangible and intangible properties, assets and rights wherever located, whether now owned or hereafter acquired or arising.

         7.8 Ancillary Documents. The Company shall have executed and delivered to Seller the Clearing Agreement. The Purchaser shall have executed and delivered to Seller, the Short-Term Note, the Long-Term Note, the Pledge Agreement, the Security Agreement, the Warrant Agreement, the Belle Isle Real Property Lease and the Equipment Subleases and each sublease and each subcontract to be entered into between Purchaser and Seller (collectively with the Clearing Agreement, the "Ancillary Documents").

         7.9 Opinion. Seller shall have received, on and as of the Closing Date, an opinion of counsel to the Company and Purchaser, dated the Closing Date, substantially to the effect that:

                 (a) Each of the Company and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma;

                 (b) The execution, delivery and performance of this Agreement and the Clearing Agreement by the Company has been duly authorized by the Board of Directors of the Company;

                 (c) The execution, delivery and performance of this Agreement, the Short-Term Note, the Long-Term Note, the Warrant Agreement, the Belle Isle Real Property Lease, the Equipment Subleases, the Security Agreement and the Pledge Agreement by Purchaser has been duly authorized by the Board of Directors of Purchaser;

                 (d) Each of this Agreement and the Clearing Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except with respect to
         Section 5.1 of this Agreement and except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principals of equity;

                 (e) Each of this Agreement, the Short-Term Note, the Long-Term Note, the Warrant Agreement, the Security Agreement, the Belle Isle Real Property Lease, the Equipment Subleases and the Pledge Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except with respect to
         Section 5.1 of this Agreement and except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principals of equity;

and such opinion shall be subject to customary limitations and may be based on opinions of local counsel to the extent such counsel is not admitted to practice in a jurisdiction relevant to such opinion, provided such opinion of local counsel is delivered to Seller.


                                  ARTICLE VIII
                                 INDEMNIFICATION
                                 ---------------

         8.1     Indemnification.

         (a) Seller hereby agrees to indemnify and hold harmless the Company and Purchaser and any officer, director, agent or employee of either of them (each a "Purchaser Indemnified Party"), from and against any and all losses, claims, damages, liabilities, costs, counsel fees and other expenses of every nature whatsoever (each a "Loss") incurred by or asserted against a the Purchaser Indemnified Party, resulting from or arising out of (i) any breach by Seller of any representation, warranty, covenant, agreement or other obligation of Seller made or incurred under or pursuant to this Agreement or (ii) any liabilities or claims relating to activities occurring on or prior to the Closing Date with respect to the Oklahoma Locations (including, without limitation, any liabilities related to the litigation set forth on Schedule 2.7) and asserted against a the Purchaser Indemnified Party by third parties; provided, however, that the right of indemnity pursuant to this Section 8.1(a) shall be limited to cumulative sums in excess of $25,000 (the "Purchaser's Limitation"). Any recovery by a the Purchaser Indemnified Party shall be net of any tax benefit to such the Purchaser Indemnified Party (including the tax effect of any such recovery) and of any recoveries from third parties (including insurance companies) in respect thereof. Seller shall be entitled to all rights of subrogation against others, and to assignment of any accounts receivable or other rights of action for which it indemnifies a the Purchaser Indemnified Party pursuant hereto. Notwithstanding anything to the contrary contained within this Agreement, the liability of Seller with respect to any employees of Seller to the extent such liability is on the books of the Seller at the Closing or can reasonably be proven that such liability should have been on the books of the Seller and which liability has not specifically been assumed by the Purchaser herein, shall not be subject to the Purchaser's Limitation set forth in this Section 8.1(a).

         (b) Each of the Purchaser and the Company hereby agrees to indemnify and hold harmless Seller and Stifel Financial and any officer, director, agent or employee of either of them (each a "Seller Indemnified Party"), from and against any and all Losses incurred by or asserted against a Seller Indemnified Party, resulting from or arising out of (i) any breach by the Company or Purchaser of any representation, warranty, covenant, agreement or other obligation of the Company or Purchaser made or incurred under or pursuant to this Agreement or (ii) any liabilities or claims relating to activities occurring subsequent to the Closing Date with respect to the Oklahoma Locations and asserted against a Seller Indemnified Party by third parties; provided, however, that the right of indemnity pursuant to this
Section 8.1(b) shall be limited to cumulative sums in excess of $25,000 ("Seller's Limitation"). Any recovery by a Seller Indemnified Party shall be net of any tax benefit to such Seller Indemnified Party (including the tax effect of any such recovery) and of any recoveries from third parties (including insurance companies) in respect thereof. The Company and Purchaser shall be entitled to all rights of subrogation against others, and to assignment of any accounts receivable or other rights of action for which it indemnifies a Seller Indemnified Party pursuant hereto. Notwithstanding anything to the contrary contained within this Agreement, the liability of the Purchaser with respect to the Assumed Liabilities and Assumed Obligations shall not be subject to the Seller's Limitation set forth in this Section 8.1(b).

         8.2 Participation in Litigation. In the event any suit or other proceeding is initiated against any the Purchaser Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") with respect to which such Indemnified Party alleges that Seller, the Purchaser or the Company (each, an "Indemnifying Party"), as the case may be, is or may be obligated to indemnify such Indemnified Party pursuant to Section 8.1 herein, the Indemnifying Party shall be entitled to participate in such suit or proceeding, at its expense and by counsel of its choosing, provided that (a) such counsel is reasonably satisfactory to the Indemnified Party, (b) if the Indemnifying Party shall set aside sufficient funds to satisfy the claims made in such suit or proceeding, such Indemnifying Party shall have primary control over such suit or proceeding, and (c) if sufficient funds are not so set aside, the Indemnified Party shall retain primary control over such suit or proceeding. Each of the Indemnified Party and the Indemnifying Party and their respective counsels shall afford full cooperation and access to all information pertinent to the suit or proceeding in question to the other party and its counsel.

         8.3 Claims Procedure. In the event an Indemnified Party believes that it has or will suffer any Loss for which an Indemnifying Party is obligated to indemnify it hereunder, it shall promptly notify such Indemnifying

Party in writing of the claim, specifying therein the reason why the Indemnified Party believes that the Indemnifying Party is or will be obligated to indemnify it, the amount claimed, and the basis on which the Indemnifying Party has calculated such amount. If the Indemnifying Party and the Indemnified Party do not agree on the claims submitted by the Indemnified Party, they shall endeavor to settle and compromise said claim. If they are unable to agree after a period of 30 days, the dispute shall be submitted to arbitration in accordance with the provisions of Section 9.14. The Company and Purchaser shall not withhold or setoff any amounts owed to Seller pursuant to this Agreement or any Ancillary Documents or any other document contemplated hereby, unless the Company and/or Purchaser has obtained a final arbitration judgement against Seller with respect to Seller's indemnification obligations under Section 8.1(a) or the Seller has entered into a written agreement with the Company and/or Purchaser stipulating and agreeing to any amounts owed to the Company and/or Purchaser by Seller pursuant to Section 8.1(a), provided, further that the Company and/or Purchaser may only setoff or withhold such amounts deemed owed by Seller to the Company and/or Purchaser by such final arbitration judgement or written agreement.


                                   ARTICLE IX
                                  MISCELLANEOUS
                                  -------------

         9.1 Assignment: Binding Agreement. Neither this Agreement nor any of either party's rights or obligations hereunder may be assigned by such party without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors and permitted assigns, including without limitation, any entity which acquires all or substantially all of the assets of Seller or common stock issued by Seller or any entity which is the surviving corporation of a merger with Seller.

         9.2 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing Date only as follows:

         (a)     By mutual consent of the Purchaser and Seller.

         (b) By either the Purchaser or Seller if the Closing shall not have occurred on or before May 31, 1995, or such other date, if any, as the Purchaser and Seller shall mutually agree upon.

         (c) By the Purchaser if (i) between the date hereof and the Closing Date, the average monthly commissionable revenues of the Seller with respect to the Oklahoma Locations decline by greater than 20% from the average monthly commissionable revenues on the books of the Seller with respect to the Oklahoma Locations for the three month period ending December 31, 1994 or (ii) for any fiscal month period prior to the Closing "Fixed and Controllable" expenses as shown on Seller's internal operating statements (excluding professional fees and errors) on the books of the Seller with respect to the Oklahoma Locations increases by more than 20% over the average of the three months ended December 31, 1994.

         9.3     Manner and Effect of Termination.

         (a) If this Agreement is terminated pursuant to Section 9.2 hereof without fault of any party to or breach of this Agreement, all obligations of

Seller, the Company and Purchaser hereunder shall terminate, without liability of Seller to the Company or Purchaser or of the Company or Purchaser to Seller. In such event, each party hereto shall pay all legal and other costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby; provided, however, if this Agreement is terminated pursuant to Section 9.2(b) due to the failure to satisfy the closing condition set forth at Section 6.6, the Purchaser agrees to pay to Seller an amount in liquidated damages equal to $75,000.

         (b) Nothing in this Section 9.3 or elsewhere in this Agreement shall impair or restrict the rights of any party to any and all remedies at law or in equity in event of a breach of or default under this Agreement.

         9.4 Survival of Representations and Warranties. All representations and warranties of the Company, Purchaser and Seller made under or pursuant to this Agreement shall survive the Closing Date for a period of two years.

         9.5 Remedies. Except as provided in Section 8.1, nothing contained herein is intended to or shall be construed so as to limit the remedies which either party may have against the other in the event of a breach by either party of any representation, warranty or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

         9.6 Entire Agreement and Modification; Termination. This Agreement, including the Schedules attached hereto and the documents delivered pursuant hereto, constitutes the entire agreement between the parties, except that Seller may after the date hereof update information contained in Schedules hereto so that they may be accurate as of the Closing Date, but no Assumed Obligations may be so added without the written consent of the Purchaser. No other changes of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

         9.7 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

         9.8 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9.9 Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

         9.10 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Missouri.

         9.11    Payment of Fees and Expenses.  Except as otherwise provided in
Section 9.3(a), each party hereto shall pay all fees and expenses of such party's respective counsel, accountants and other experts and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transaction contemplated hereby, including any finder's or brokerage fees.

         9.12 Further Documents. The parties hereto agree to deliver to each other such other and further agreements, consents, documents or instruments of conveyance, assignment, transfer or assumption and to do such other things and to take such other actions, supplemental or confirmatory, as may reasonably be required by the requesting party for the purpose of or in connection with the consummation or evidencing of the transactions contemplated hereunder. Each party agrees to make such conveyances, assignments or transfers to the other party or its assigns, and to execute such assumptions, as directed by the other party.

         9.13 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given when actually received by the other party, and shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

         (a)     If to the Company or Purchaser:

                 Capital West Securities, Inc.
                 232 East Main Street, Suite B
                 Norman, Oklahoma  73069
                 Attention:  Donald A. Pape

                 copy to:

                 T. Ray Phillips, III, Esq.
                 Phillips McFall McCaffrey McVay & Murrah, P.C.
                 211 North Robinson
                 Oklahoma City, Oklahoma  73102

         (b)     If to Seller:

                 Stifel, Nicolaus & Company, Incorporated
                 500 North Broadway
                 St. Louis, MO 63102
                 Attention:  Gregory F. Taylor

                 copy to:

                 William F. Seabaugh, Esq.
                 Bryan Cave
                 One Metropolitan Square
                 St. Louis, Missouri  63102-2750

         Any party or person entitled to a copy may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

         9.14 Arbitration. The parties hereto agree that all claims, disputes and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be decided by binding arbitration in accordance with the Code of Arbitration Procedure and applicable arbitration rules of the NASD then in effect unless the parties mutually agree otherwise. Such arbitration shall be conducted before a panel of three arbitrators. Each of the parties hereto shall have the right to select one of the three arbitrators, and the two arbitrators so selected shall select the third arbitrator. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the NASD. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. The award rendered by the arbitrators shall be final, and judgement may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         9.15 News Releases. The Company, Purchaser and Seller will each advise the others of the text of, and will consult with each other concerning, any news release or any other public announcement proposed to be issued by the Company, Purchaser or Seller, as the case may be. No party will issue any news release or other public announcement concerning this Agreement to which any other party reasonably objects unless advised by its counsel that such release is required by law.

         9.16 Effect. The parties hereto agree that as of the date hereof and upon due execution of this Agreement all of the provisions of the Prior Agreement shall cease to have effect and are replaced by the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


                                          CAPITAL WEST SECURITIES, INC.

                                          By:  /S/ GREGORY M. JONES
                                               --------------------------------
                                               Name:  Gregory M. Jones
                                               Title: Secretary


                                          CAPITAL WEST FINANCIAL CORPORATION

                                          By:  /S/ DONALD A. PAPE
                                               --------------------------------
                                               Name:  Donald A. Pape
                                               Title: Chairman


                                          STIFEL, NICOLAUS & COMPANY,
                                          INCORPORATED

                                          By:  /S/ GREGORY F. TAYLOR
                                               --------------------------------
                                               Name:  Gregory F. Taylor
                                               Title: President,
                                                      Chief Executive Officer

                                                                SCHEDULE 1.1(a)

                                 EXCLUDED ASSETS

1. The securities inventory of Seller including inventory relating to its Oklahoma Locations.

2. The automobiles and other vehicles owned by Seller including automobiles and other vehicles relating to its Oklahoma Locations.

3. The real property owned by Seller located at 2520 N.W. Expressway, Oklahoma City, Oklahoma.

4. All files of closed deals with respect to the Oklahoma Locations; provided, however, that the Purchaser and Company shall have the right, at its expense, to make copies of all such files, provided, further, however that the Company or Purchaser, as the case may be, shall return the original files within 60 days of receipt of such original files and shall provide access to the Seller to such files at any times such files are in the Company's and/or Seller's possession.

5. All deposits listed on Schedule 1.1(a)(i). Additionally, the Company and Purchaser hereby agree to remit to Seller any amounts received with respect to the deposits listed on Schedule 1.1(a)(i) promptly upon receipt by the Company and/or Seller of such amounts.

                                                             SCHEDULE 1.1(a)(i)

                        Deposits to be Returned to Stifel
                        ---------------------------------


Lease Deposits:
- ---------------

Pugh & Pugh (Edmond office)                                          $ 1,000.00
R. Reed (Poteau office)                                                  500.00
Timbers office park (Midwest City office)                                800.00
Stillwater Property Management (Stillwater office)                       750.00
Operahouse (Altus office)                                              1,000.00
Case & Associates                                                      3,828.19
Jeff & Marilyn Properties                                                800.00

Utility Deposits:
- -----------------

Edmond office electric utility deposit                                   125.00

Other Deposits:
- ---------------

Deposit to Central Registration Depository ("CRD") made on
  behalf of Capital West Securities, Inc. on 5/18/95
  (Receivable from Capital West Securities, Inc.)                      5,000.00

Goodfaith Deposits:
- -------------------

Independent School District #87
  (Kay County, Oklahoma)                                              20,500.00
Independent School District #6
  (Oklahoma County, Oklahoma)                                         20,500.00
Independent School District #27
  (Carter County, Oklahoma)                                           31,000.00
Treasury ISD                                                          16,500.00
Independent School District #9
  (Garvin County, Oklahoma)                                            5,500.00
                                                                     ----------
                                                                     $94,000.00


                                                                SCHEDULE 1.1(b)

                               OKLAHOMA LOCATIONS


Altus, Oklahoma

Ardmore, Oklahoma

Bartelsville, Oklahoma

Broken Arrow, Oklahoma

Cordell, Oklahoma

Edmond, Oklahoma

El Reno, Oklahoma

Elk City, Oklahoma

Enid, Oklahoma

Lawton, Oklahoma

McAlester, Oklahoma

Midwest City, Oklahoma

Norman, Oklahoma

Oklahoma City, Oklahoma (Belle Isle Office)

Oklahoma City, Oklahoma (Founders Office)

Oklahoma City, Oklahoma (16th Floor of the Leadership Office)

Ponca City, Oklahoma

Poteau, Oklahoma

Shawnee, Oklahoma

Tulsa, Oklahoma (South office)

Tulsa, Oklahoma (Downtown office)

Stillwater, Oklahoma

Woodward, Oklahoma

Hillsboro, Texas

Keller, Texas

New Braunfels, Texas

                                                                SCHEDULE 1.1(c)

                             CLOSING ASSET SCHEDULE

                         Furniture & Equipment Appraisal

                    Office                      Furniture  Equipment    Total
- ----------------------------------------------  ---------  ---------  ---------

Oklahoma City, OK (Leadership)                    $42,923    $49,838    $92,761
Norman, OK                                         $5,100     $3,996     $9,096
Lawton, OK                                         $1,760    $10,553    $12,313
Shawnee, OK                                        $6,374     $6,876    $13,250
Enid, OK                                           $6,937     $2,846     $9,783
Edmond, OK                                         $2,840     $2,803     $5,643
El Reno, OK                                          $200     $8,172     $8,372
Woodward, OK                                           $0     $1,811     $1,811
Bartlesville, OK                                       $0     $5,478     $5,478
Ardmore, OK                                        $1,240     $2,961     $4,201
McAlester, OK                                      $3,995    $10,685    $14,680
Poteau, OK                                         $2,805     $4,653     $7,458
Midwest City, OK                                   $3,904     $6,037     $9,941
Elk City, OK                                       $5,834     $5,059    $10,893
Altus, OK                                          $3,360     $3,133     $6,493
Cordell, OK                                        $2,555     $3,442     $5,997
Tulsa, OK                                         $32,095    $48,345    $80,440
Stillwater, OK                                     $6,659     $4,351    $11,010
Broken Arrow, OK                                   $3,340     $3,171     $6,511
Tulsa, OK (South)                                 $42,269    $15,841    $58,110
Oklahoma City, OK (Belle Isle)                    $33,461    $12,169    $45,630
Oklahoma City, OK (Founders)                       $4,695    $11,424    $16,119
Ponca City, OK                                     $4,505     $3,580     $8,085
Hillsboro, TX                                     $15,359     $8,049    $23,408
Keller, TX                                         $4,436     $2,735     $7,171
New Braunfels, TX                                  $3,920     $4,241     $8,161
                                                ---------  ---------  ---------
                                  TOTAL          $240,566   $242,249   $482,815

Xerox 5065 Copier (Ser. # 0C4-017541)                                     3,704
BAMCH Petty Cash                                                          3,000
                                                                      ---------
                                                                       $489,519
                                                                      =========


                                                                SCHEDULE 1.2(a)

                               ASSUMED LIABILITIES

The following employee liabilities shall be assumed by Purchaser at the Closing. The amounts will be updated as of the Closing.


Employee Vacation and Sick Time                                      $43,196.85
    (see Schedule 1.2(a)(i) for detail)

Investment Executive Deferred Compensation                           185,360.50
    (see Schedule 1.2(a)(ii) for detail)


                                                             SCHEDULE 1.2(a)(i)

                                                     CAPITAL WEST
                                                   VACATION/SICK PAY
                                                 THROUGH MAY 19, 1995
                                       Vacation  Vacation   Vacation  Vacation  Sick     Sick       Sick     Sick
                                       Hours     Hrs taken  Balance   Dollars   Hours    Hrs taken  Balance  Dollars
                                       --------  ---------  --------  --------  -------  ---------  -------  ---------

Garner, Rowena                           127.66      40.00     87.66    951.28   179.46              179.46    1947.49
Lyon, Linda                               34.87      40.00     -5.13    -55.12   164.99              134.99    1450.40
Benton, Helen                             23.96                23.96    187.79   169.99              169.99    1332.32
Davis, Janell                             45.00                45.00    379.82   422.91              422.91    3569.55
Pate, Janet                               67.14                67.14    404.78   210.26              210.26    1267.64
Mills, Rebecca                            96.25       8.00     88.25   1064.09   174.51              174.51    2104.18
Roberts, Althea                           70.50                70.50    786.31    93.28       7.00    86.28     962.31
Devinney, Eileen                          45.00                45.00    434.13   189.61              189.61    1829.23
Floyd, Doris                              15.00                15.00    116.84   176.03              176.03    1371.16
Jones, Kristen                           125.00               125.00    753.61   294.65              294.65    1776.41
Clark, Kelly                             117.00               117.00   1763.44   219.09              219.09    3302.15
Jones, Charlene                           36.78                36.78    381.95   203.78      40.00   163.78    1700.81
Thompson, Becky                          109.97       8.00    101.97    952.88   173.46              173.46    1620.94
Williams, Carol                           39.30                39.30    213.24    50.66               50.66     274.88
Martich, Melissa                         109.08               109.08   1183.73   160.00              160.00    1736.31
Kabelitz, Carol                           71.76                71.76    865.26   122.76              122.76    1480.20
Delp, Lawana                              93.89                93.89    665.11    65.89               65.89     466.76
Robertson, Lesley                         50.78                50.78    344.90    31.28       7.00    24.28     164.91
Hanigar, Jeannie                          15.23                15.23    165.27    47.23               47.23     512.52
Vincent, Lorie                            41.28                41.28    497.74    48.28               48.28     582.14
Canady, Barbara                           53.28                53.28    361.91    37.28       1.00    36.28     246.44
Rodgers, Debbie                           39.96                39.96    433.64    31.96               31.96     346.83
Friesen, Lisa                             13.32                13.32     96.06    13.32               13.32      96.06
McWilliams, Mary                          13.32                13.32    106.56    13.32               13.32     106.56
                                       --------  ---------  --------  --------  -------  ---------  -------  ---------
                           Totals       1442.01              1346.01  12948.66  3280.68      55.00  3195.68   30248.19
                                       ========  =========  ========  ========  =======  =========  =======  =========






















                                      Timesheet  Timesheet  Timesheet
                                         5/6/95    5/13/95    5/19/95
                                      ---------  ---------  ---------

Garner, Rowena                                           X
Lyon, Linda
Benton, Helen                                            X
Davis, Janell                                            X
Pate, Janet                                              X
Mills, Rebecca
Roberts, Althea
Devinney, Eileen
Floyd, Doris
Jones, Kristen
Clark, Kelly
Jones, Charlene
Thompson, Becky                                          X
Williams, Carol                                          X
Martich, Melissa
Kabelitz, Carol
Delp, Lawana
Robertson, Lesley
Hanigar, Jeannie                                         X
Vincent, Lorie
Canady, Barbara
Rodgers, Debbie
Friesen, Lisa                                            X
McWilliams, Mary


                                                             SECTION 1.2(a)(ii)

                          STIFEL, NICOLAUS & CO., INC.
               Deferred Compensation Balances for Oklahoma Region
                                  As of 4/30/95

EE#     NAME                                                        TOTAL BONUS


2908    Allred, J                                                       $981.73
1762    Arnold, V                                                         $4.26
45      Avant, J                                                      $8,589.11
1085    Avant, T                                                      $9,380.05
1930    Bayouth, C                                                    $3,414.78
289     Benefiel, J.                                                 $12,310.64
288     Birdwell, R                                                   $9,590.60
1526    Burget, G                                                     $9,992.99
2481    Burks, W                                                      $5,995.98
1702    Chenoweth, W                                                  $1,733.20
2356    Clark, M                                                        $942.20
2973    Costello, M                                                      $45.39
3130    Currie, M                                                     $1,997.07
3028    Demery, R                                                       $638.01
2555    Duncan, D                                                     $2,642.46
876     Fox, L                                                        $1,806.40
2899    Galloway, N                                                       $9.02
807     Garrett, A                                                    $5,874.87
2905    Gilbert, R                                                      $213.48
3374    Graves, J                                                     $1,310.25
3232    Greenway, J                                                     $297.37
287     Hallren, J                                                    $3,575.91
1953    Harris, R                                                     $2,276.96
2681    Hoffman Sr., R                                                   $13.33
2293    Holloway, M                                                   $4,521.41
684     Horkey, L                                                        $83.90
2947    Howard, R                                                       $681.86
3020    Ihle, S                                                       $1,808.23
3336    Inman, P                                                        $180.13
2777    Jack, W                                                         $223.77
304     Jones, R                                                          $7.76
1595    Kliewer, H                                                   $13,062.70
795     Landry, E                                                    $24,846.03
2782    Lawson, J                                                       $101.93
1529    Lisle, J                                                      $3,806.32
3133    Lopp, D                                                         $224.97
293     Mason, C                                                      $5,045.67
37      McNeil, B                                                     $1,639.85
3307    McWilliams, D                                                   $387.16
490     Mercer, D                                                     $5,530.03
2696    Montgomery, J                                                   $118.79
1632    Pistulka, R                                                   $8,270.60
3193    Reaka, P                                                          $5.16
2384    Riesen, M                                                     $6,289.48
3066    Ryder, C                                                         $30.99
2946    Schlosser, E                                                     $84.78
1830    Shedrick S.                                                     $794.20
2528    Sigmon, J                                                        $91.00

326     Sigmon, M                                                    $10,337.79
2624    Snapp, J                                                      $1,079.40
2926    Sullivan, J                                                     $852.98
3182    Symons, T                                                        $85.62
1648    Taron, M                                                      $2,525.32
2627    Teeter, C                                                        $45.56
1778    Thompson, J                                                   $3,139.13
3101    Warren, P                                                        $66.61
2321    Warshaw, R                                                      $472.15
2927    Williams, L.                                                    $624.39
1784    Wilson, M.                                                    $3,956.18
2712    Young, S                                                        $702.59

        TOTAL                                                       $185,360.50


                                                                SCHEDULE 1.2(b)

                               ASSUMED OBLIGATIONS

1. All real property leases and month-to-month rental agreements relating to the Oklahoma Locations set forth at Exhibit I.

2.      All computer software contracts set forth at Exhibit II.

3.      All information services contracts set forth at Exhibit III.

4. All broker, investment executive and other employee or consultant contracts and agreements set forth at Exhibit IV.

5.      All subleased equipment set forth at Exhibit VI.

                                                                SCHEDULE 1.3(g)

                           INVESTMENT EXECUTIVE NOTES
                                                      Term       April 30, 1995
                                                   ------------    Unamortized
     Investment Executive        Original Balance  From    To        Balance
- -------------------------------  ----------------  -----  -----  --------------

Jack Graves                            215,400     9/94   9/99        186,680
David McWilliams                       100,000     9/94   9/99         86,667
Paul Inman                              50,000     9/94   9/99         43,334
John Greenway                           34,000     4/94   4/00         28,334
Jill Ihle                               37,857     7/93   7/97         20,506
Mark Taron                              15,700     6/94   6/97         10,903
Marita Currie                           50,000     10/94  10/99        45,000


                                                                   SCHEDULE 1.6

                          ALLOCATION OF PURCHASE PRICE


    The Aggregate Consideration shall be allocated as follows:

    (1)  $286,519 shall be allocated to property, plant and equipment

    (2)  $3,000 shall be allocated to cash

    (3) The balance shall be allocated to good will and the covenant not to compete of Seller

                                                                   SCHEDULE 2.3

                                    CONSENTS


    1. Consent from Computer Sales International Inc. with regard to Quotation delivery equipment leased by Stifel Financial Corp. from Computer Sales International Inc.

    2. Consents from all real estate landlords under non month-to-month leases between Seller and such landlords (see Schedule 2.3(a) for details). All such consents to be obtained in accordance with the letter to Capital West Financial Corporation dated May 25, 1995.

                                                                SCHEDULE 2.3(a)

"Long Term" (non month-to-month)

                    Stifel, Nicolaus & Company, Incorporated
                    ----------------------------------------
                               Real Estate Leases
                               ------------------

           Address                          Lessor                 Expiration
- ------------------------------  ------------------------------  ---------------

100 North Main Street           Operahouse Center Ltd.          2/6/99
Altus, OK 73521                 P.O. Box 898
                                Altus, OK 73522

333 West Main Street            Neustadt Land & Development Co. 11/30/95
Suite 100                       333 West Main Street
Ardmore, OK 73401               P.O. Box 788
                                Ardmore, OK 73402

500 S.W. Keeler                 KABIR Inc.                      2/29/2000
Suite 200                       Professional Building
Bartlesville, OK 74003          1200 N. Walker
                                Suite 400
                                Oklahoma City, OK 73102

2017 South Elm Place            J.D. Hudkins                    8/31/96
Suite 100                       4008 South Elm Place
Broken Arrow, OK 74102          Suite A
                                Broken Arrow, OK 74011

201 East Main Street            H. Phillips Kliewer             3/31/96
Cordell, OK 73632               100 E. Seventh
                                Cordell, OK 73632

221 S. Main Street              R & D Properties                12/31/97
Elk City, OK 73644              224 South Main Street
                                Elk City, OK 73644

601 "C" Avenue                  Burgess and Burgess Inc.        9/30/97
Suite 100                       601 "C" Avenue, Suite 201
Lawton, OK 73501                Lawton, OK 73501

1384 South Douglas Blvd.        Joe Crosthwait                  12/31/95
Suite 200                       1384 S. Douglas Blvd.
Midwest City, OK 73130          Midwest City, OK 73130

900 24th Avenue N.W.            David A. Huettner               3/31/97
Norman, OK 73069                Peppertree Plaza
                                1807 Valley Park
                                Norman, OK 73072

9520 North May Avenue           Founders Bank & Trust Co.       1/31/96
Suite 120                       9520 North May Avenue
Oklahoma City, OK 73120         Oklahoma City, OK 73118

#1 Leadership Square            Metropolitan Life Insurance Co. 4/30/98
Suite 1600 North                One Warren Place
Oklahoma City, OK 73012         Suite 320
                                6100 S. Yale
                                Tulsa, OK 74136

200 East Grand Avenue           Ruth Duroy                      1/31/96
Ponca City, OK 74601            832 North Fifth
                                Ponca City, OK 74601

216 East Grand Avenue           Stillwater Property Management  8/31/95
Suite 200                       416 S. Main Street
Stillwater, OK 74074            Stillwater, OK 74074

4200 East Skelly Drive          CIGNA Advisory Co.              7/31/99
Suite 1020                      c/o Case & Associates Properties
Tulsa, OK 74135-3247            4200 Skelly Drive, Suite 800
                                Tulsa, OK 74135

601 South Boulder Avenue        CTMC Inc.                       7/31/97
Suite 1200                      601 South Boulder Avenue
Tulsa, OK 74119                 Tulsa, OK 74119

225 North Seguin Avenue         Reagan, Burris, Dierksen,       8/31/95
Suite 100                         Lamon & Bluntzer P.C.
New Braunfels, TX 78130         205 N. Seguin Avenue
                                New Braunfels, TX 73130

106 North Covington             Roy K. Paxton and               3/31/98
Hillsboro, TX 76645               Karen Jane Paxton
                                Route 3, Box 647-K
                                Whitney, TX 76692

726 Price Street                Jeff & Marilyn Properties       8/31/97
Suite 5                         209 Pleasantview Drive West
Keller, TX 76248                Hurst, TX 76054


                                                                   SCHEDULE 2.6

             BREACH OF STATUTE, DECREE, ORDER OR CONTRACT OF SELLER


1. Section 5.11(a) of the Senior Convertible Note Agreement between Stifel Financial Corp. and Life Investors Inc. (now AEGON USA INC.) dated October 15, 1988.)

                                                                   SCHEDULE 2.7

                              LITIGATION OF SELLER

    Arst vs. Shoaf and Stifel, Nicolaus & Company, Incorporated

    Crowley vs. Bogdan, Prescott Ball & Turben and Stifel, Nicolaus & Company, Incorporated

    Goldman vs. Stifel, Nicolaus & Company, Incorporated, Rowland, Simon L.P., Newhard Cook & Company & Advest

    Neville Hayes vs. Stifel, Nicolaus & Company, Incorporated, Jack Smith, Shields and Olde Discount Brokerage

    Holder vs. Stifel, Nicolaus & Company, Incorporated and Badger

    Kniep, Paul M. vs. Stifel, Nicolaus & Company, Incorporated

    Meldridge Syndicate Class Action

* Midamerica Healthcare/Shawnee Hospital vs. Stifel, Nicolaus & Company, Incorporated

* Oklahoma Turnpike Authority v. Stifel Nicolaus & Company, Incorporated Robert M. Cochran and Dewayne R. Von Feldt

* Peak, Robert vs. Meroer, Kretz, CMC, Inc. and Stifel, Nicolaus & Company, Incorporated

    Peleski Estate vs. Proctor, Prescott Ball & Turben, Prudential Securities and Stifel, Nicolaus & Company, Incorporated

*   Pulliam, Sue and Michael TTEE vs. Stifel, Nicolaus & Company, Incorporated

    Saliba vs. Rick Smith and Stifel, Nicolaus & Company, Incorporated

    Stella and Francis Danchus vs. Robert Timney and Stifel, Nicolaus & Company, Incorporated

    Struab vs. Stifel, Nicolaus & Company, Incorporated

    Weigel vs. Stifel, Nicolaus & Company, Incorporated

*   Woolsey and Co. vs. Bowles and Stifel, Nicolaus & Company, Incorporated

    Several arbitrations involving Stifel, Nicolaus & Company, Incorporated and Nick Fegen (SN Broker) regarding transactions in the common stock of Skolniks Inc.

*   Involve matters arising from activities in the State of Oklahoma.

                                                                   SCHEDULE 2.9

               ARRANGEMENTS WITH EMPLOYEES AT OKLAHOMA LOCATIONS


1.  The employee agreements listed on Exhibit IV and Exhibit V hereto.

2. Stifel, Nicolaus & Company, Incorporated employee benefit plans maintained by Seller as follows:

         -   Medical, Dental, Life and Disability Insurance Plans

         -   Employee Stock Ownership Plan

         -   Employee Stock Purchase Plan

         -   Incentive Stock Option Plan

         -   Section 401(k) Savings Plan

         -   Investment Executive Deferred Compensation Plan

3. Bonus arrangement with Regional Manager based on profitability of region. The first year of this arrangement falls for a guaranteed bonus of not less than $54,000.

4. Branch manager bonus arrangement based on the gross commission revenue generated by the respective branch (not applicable to all branches).

5. The Bonus Notes with the Investment Executives listed on Schedule 1.3(g) hereto.

6.  Employment Agreement with Jim Fried.

                                                               SCHEDULE 2.12(b)

    A copy of the general form of Seller's internal operating statements showing Fixed and Controllable Expenses is attached hereto as Schedule 2.12(b). The Purchaser has previously reviewed such types of statements of Seller.

                                                                   SCHEDULE 3.1

                          JURISDICTIONS OF THE COMPANY

Oklahoma
Texas

                                                                   SCHEDULE 3.2

                           JURISDICTIONS OF PURCHASER

Oklahoma

                                                                   SCHEDULE 3.4

                         REQUIRED GOVERNMENTAL CONSENTS

None

                                                                   SCHEDULE 3.5

                             WARRANTS, OPTIONS, ETC.

The Company
- -----------

    None

Purchaser
- ---------

    None

                                                                   SCHEDULE 3.6

                     LITIGATION OF THE COMPANY AND PURCHASER

None

                                                                   SCHEDULE 5.9

                                Deals in Process
                   Client                               FEE    Percent Complete
- ----------------------------------------------------  -------  ----------------

Moore Public Schools                                  $15,625        30%
Mid-Del Public Schools                                 16,125        30%
Inola Public Schools                                    6,500        25%
Allen Bowden Public Schools                             6,500        20%
Poteau Public Schools                                  11,125        30%
Cashion Public Schools                                  9,250        20%
Dibble Public Schools                                   6,500        25%

Total Fees                                            $71,625

Note: percentage complete amounts are estimates and are based upon perception.


                                                                      EXHIBIT I

                              REAL PROPERTY LEASES

                  LOCATION                          TERM         MONTHLY RENTAL
- ------------------------------------------  -------------------  --------------

100 North Main Street
Altus, OK  73521                            2/6/94 - 2/6/99           $1,000.00

333 West Main Street
Suite 100
Ardmore, OK  73401                          12/1/94 - 11/30/95          $498.75

500 S.W. Keeler
Suite 200
Bartelsville, OK  74003                     3/1/95 - 2/29/00           $1250.21

2017 South Elm Place
Suite 100
Broken Arrow, OK  74102                     9/1/93 - 8/31/96            $923.75

201 East Main Street
Cordell, OK  73632                          4/1/93 - 3/31/96            $475.00

2600 South Broadway
Suite 1 and Suite 2
Edmond, OK  73013                           month to month              $600.00

2100 South Country Club Road
Suite 100
El Reno, OK  73036                          month to month              $850.00

115 East Broadway
Elk City, OK  73648                         1/1/95 - 12/31/97           $800.00
205 West Maple
Enid, OK  73701                             month to month              $650.00

801 "C" Avenue
Suite 100
Lawton, OK  73501                           10/1/94 - 9/30/97           $950.00

100 North 5th Street
McAlester, OK  74501                        month to month              $575.00

1384 South Douglas Boulevard
Suite 200
Midwest City, OK  73130                     1/1/92 - 12/31/95           $800.00

900 24th Avenue N.W.
Norman, OK  73069                           4/1/92 - 3/31/97            $727.00

9520 North May Avenue
Suite 120
Oklahoma City, Oklahoma  73120 (Founders Office)      2/1/91 - 1/31/96$2,780.40



#1 Leadership Square
Suite 1600 North
Oklahoma City, Oklahoma  73012

(16th Floor of the Leadership Office)       5/1/88 - 4/30/98         $10,899.16
200 East Grand Avenue
Ponca City, OK  74601                       2/1/91 - 1/31/96            $325.00

101 Smith Street
Poteau, OK  74953                           month to month              $550.00

130 Broadway Building
Suite 100
Shawnee, OK  74801                          month to month              $481.15

216 West 6th Street
Suite 200
Stillwater, OK  74074                       9/1/94 - 8/31/95            $850.00

4200 East Skelly Drive
Suite 1020
Tulsa (South), OK  74135-3247               8/1/94 - 7/31/99          $3,452.88

601 South Boulder
Suite 1200
Tulsa (Downtown), OK  74119                 8/1/87 - 7/31/97          $8,347.27

1424 Main Street
Woodward, OK                                month to month              $700.00
225 North Seguin Avenue, Suite 100
New Braunfels, TX  78130                    9/1/93 - 8/31/95            $787.50

126 East Elm
Hillsboro, TX  76645                        4/1/95 - 3/31/98            $750.00

426 Price Street
Suite 5
Keller, TX  76248                           9/1/94 - 8/31/97            $725.00

- ---------------

Note: Current monthly rental may be subject to escalation and/or operating cost recovery.


                                                                     EXHIBIT II

                               SOFTWARE CONTRACTS


None

                                                                    EXHIBIT III

                         INFORMATION SERVICES CONTRACTS


All quotation, news and market data information now under master contract with Stifel Nicolaus & Company, Incorporated (except for "basic" BetaQuote) will be terminated by Seller with respect to the Oklahoma Locations and the Company agrees to execute their own contracts directly with Vendors of Quotation, News and Market Data Services (except for Basic BetaQuote which will be included in the Clearing Agreement).

                                                                     EXHIBIT IV

                        EMPLOYEE AND CONSULTING CONTRACTS


1.  Compensation agreements with:

         Walter Johnson
         James Barnes
         Larry Edzards
         David Jensen
         James McIntyre
         Gary Tillman

2.  Consulting Agreement with Otie Ann Fried

3.  Deferred Compensation Agreement with Marita Blanton Currie

                                                                      EXHIBIT V

                        INSTITUTIONAL SALESMEN AGREEMENTS


1.  Compensation agreements with:

         Walter Johnson
         James Barnes
         Larry Edzards
         David Jensen
         James McIntyre
         Gary Tillman

                                                                     EXHIBIT VI

                               SUBLEASED EQUIPMENT


1. All Quotation Delivery Equipment required to service the Oklahoma Locations and located in the State of Oklahoma